Exhibit 10.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of [●], 2022 by and between Mana Capital Acquisition Corp., a Delaware corporation (“Purchaser”), and [●] (the “Executive”, and together with Purchaser, the “Parties”, and each a “Party”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)). References to the “Company” in this Agreement shall refer to Purchaser after giving effect to the consummation of the Business Combination (as defined below) and each of Purchaser’s direct and indirect Subsidiaries (including Cardio Diagnostics, Inc.) and any of their respective successors-in-interest.

WHEREAS, this Agreement is being entered into in connection with that certain Merger Agreement and Plan of Reorganization, dated as of May 27, 2022 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Purchaser, Mana Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), Cardio Diagnostics, Inc., a Delaware corporation (“Cardio”) and the initial Stockholder Representative thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Purchaser, Merger Sub, and Cardio will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into Cardio (the “Business Combination”), with Cardio continuing as the Surviving Corporation.

WHEREAS, as a result of the Business Combination, (i) the stockholders of Cardio that existed a moment in time prior to the Business Combination will have their equity interests in Cardio cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) Cardio (as the Surviving Corporation) will be a wholly-owned Subsidiary of Purchaser.

WHEREAS, the Executive acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Business Combination, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Purchaser’s willingness to enter into the Merger Agreement and consummate the Business Combination, (iii) the Executive shall receive substantial direct and indirect benefits by the consummation of the Business Combination (including the Executive’s portion of the consideration received in connection with the Business Combination), if any, and (iv) Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Executive breached the provisions of this Agreement.

WHEREAS, the Company desires to employ or continue the employment of Executive and Executive desires to be employed by the Company, effective as of the closing of the Business Combination.

WHEREAS, it is a condition to the completion of the Business Combination that the Executive enter into this Non-Combination and Non-Solicitation Agreement on the terms provided herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows.

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1. Confidential Information.

(a) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that (i) is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf, or (ii) was lawfully available to the Executive on a non-confidential basis from a source other than the Company prior to disclosure to the Executive by the Company.

(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company (including its affiliates) has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of use of the “Company Business” (as defined below). The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. As used in this Agreement, the “Company Business” means the business engaged in the design, development, manufacture, importation, marketing, promotion, distribution, offering for sale, sale, and other commercialization of any and all products and services currently under development or in production, including the use of electric-powered scooters, bicycles and mopeds for urban micro-mobility purposes.

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(c) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or its affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its affiliates, and, in any event, not to anyone outside of the direct employ of the Company and its affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company and its affiliates or with the prior consent of the Chief Executive Officer (or in the case of the Chief Executive Officer, the General Counsel) acting on behalf of the Company and its affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company and its affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company acting on behalf of the Company and its affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to Chief Executive Officer or in the case of the Chief Executive Officer, the General Counsel. Further, Executive understands that nothing contained in this Agreement limits his or her ability from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executives attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

(f) Term. The Executive understands and acknowledges that [his/her] obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after [he/she] begins employment by the Company) and shall continue during and after [his/her] employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

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2. Restrictive Covenants.

2.1Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its affiliates. The Executive further understands and acknowledges that the Company and its affiliates ability to reserve these for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

2.2Non-Competition. (a) Because of the Company and its affiliates legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Restricted Period (as defined below), the Executive agrees and covenants he or she it shall not, and shall cause each of his or her controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner, consultant or contractor), or engage in activities or businesses, or establish any new businesses, within North America (including Mexico), Europe, or any country in which the Company is conducting business during the time of the Executive’s employment with the Company (the “Territory”) any business that is competitive with the business operated by the Company, including any activities or business engaged in the Company Business. Notwithstanding the foregoing, this Section 2.2 shall be deemed not breached solely as a result of the ownership by the Executive or any of his or her Affiliates of less than an aggregate of 2% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and is listed on a national securities exchange; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity. For purposes of this Agreement, the “Restricted Period” shall mean the shorter of (i) three (3) years from the date hereof and (ii) the Employment Term and one (1) year thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company and its affiliates; provided, however, that to the extent the Executive is entitled to any severance payments following the Employment Term and the Company breaches its obligations to make any such severance payments, the Restricted Period shall terminate on written notice of such breach by the Executive to the Company.

(b)This Section 2.2 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer or General Counsel (in the case of the Chief Executive Officer).

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2.3Non-Solicitation of Personnel; No Hire. During the Restricted Period, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Purchaser; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 2.3 shall not prevent the Executive or any of his, her or its Affiliates (not including the Company) from (a) making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Purchaser or (b) soliciting, inducing or otherwise offering employment to any Company Employees or other employees of Purchaser who have not been employed with the Company and/or Purchaser during the previous six months prior to any contact with any such employees initiated by the Executive or his, her or its Affiliates.

2.4Non-Solicitation of Business Relations. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company and its affiliates, the Executive will have access to and learn about much or all of the Company and its affiliates customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s service offerings. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. During the Restricted Period, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, (i) adversely interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, induce or attempt to induce (or assist any other Person in soliciting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, the Company had either (a) requested or received information relating to the acquisition of such Person or business, (b) identified to Purchaser that such Person or business was a potential acquisition target of the Company, or (c) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) material customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the six (6) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the six (6) month period prior to the Closing, had a material business relationship.

2.5Non-Disparagement. From and after the date hereof, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, make any intentionally negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 2.5 shall prevent the Executive from (i) performing his or her duties as an officer, director or employee of Purchaser, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement (A) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place or (B) required by Law or any judicial or administrative process.

3.Remedies.

The Executive acknowledges and agrees that (i) the covenants and agreements contained in Sections 1 and 2 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Purchaser pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Purchaser, the Company and the Business; (iii) a breach by the Executive of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that may not be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Executive will receive valuable consideration (including, as applicable, significant benefits, equity in Purchaser, and other valuable consideration), both directly or indirectly, from Purchaser in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Sections 1 and 2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, such provisions shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Purchaser and the Executive hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.

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4. Miscellaneous.

4.1For the avoidance of doubt, this Agreement shall not restrict the Executive from performing his or her duties as an officer, director or employee of Purchaser, its successors-in-interest or their respective Subsidiaries.

4.2Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

4.3Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

4.4Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

4.5Jurisdiction; Waiver of Jury Trial.

(a)Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.5(a).

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(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(b).

4.6Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Purchaser or the Company shall be effective unless (i) provided by the Purchaser prior to the Closing, or (ii) provided by the Company at the direction or with the approval of a majority of the independent members of the board of directors of the Company.

4.7Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

4.8Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Purchaser (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Executive, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

4.9Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 4.9:

if to Purchaser (prior to the Closing):

Mana Capital Acquisition Corp.

8 The Green, Suite 12490

Dover, DE 19901

Attn: Jonathan Intrater, Chief Executive Officer

e-mail: intrabel@comcast.net

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with a copy to (which shall not constitute notice):

Becker & Poliakoff LLP

45 Broadway, 17th Floor

New York, NY 10006

Attention: Jie Chengying Xiu, Esq.

e-mail: Jxiu@beckerlawyers.com

if to Cardio Diagnostics, Inc. (following the Closing):

Cardio Diagnostics, Inc.

Meeshanthini (Meesha) Dogan

400 N. Aberdeen St., Suite 900

Chicago IL 60642

e-mail: mdogan@cardiodiagnosticsinc.com

with a copy to (which shall not constitute notice) to:

Shartsis Friese LLP

1 Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attention: P. Rupert Russell

Email: rrussell@sflaw.com

if to the Executive:

[__________]

[__________]

[__________]

[__________]

4.10Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.

4.11Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

MANA CAPITAL ACQUISITION CORP.

By:
Name: Jonathan Intrater
Title: Chief Executive Officer

CARDIO DIAGNOSTICS, INC.

By:
Name: Meeshanthini (Meesha) Dogan
Title: Chief Executive Officer

EXECUTIVE:

Name:

[Signature Page to Non-Competition and Non-Solicitation Agreement]

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